Board of Directors                               Board of Directors
ACNB Corporation                                 Farmers National Bancorp, Inc.
675 Old Harrisburg Road                          One West Big Spring Avenue
Gettysburg, Pennsylvania 17325                   Newville, Pennsylvania 17241


                  Re: Merger of ACNB North, Inc., a Subsidiary of ACNB Corporation, Inc., with and into Farmers National Bancorp, Inc.

Dear Members of the Boards:

     You have asked for our opinion regarding certain federal income tax consequences of the merger of ACNB North, Inc. (the "Corporation") with and into Farmers National Bancorp, Inc. (the "Surviving Corporation") pursuant to which the shareholders of the Surviving Corporation will receive voting common stock of the Corporation's parent, ACNB Corporation (the "Holding Company").

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Reorganization, dated as of July 28, 1998, among Holding Company, Corporation, Surviving Corporation, and Farmers National Bank of Newville (the "Plan of Reorganization"), the ACNB Corporation Registration Statement, Form S-4, filed with the Securities and Exchange Commission on
_________, 1998, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the facts contained in certain statements and representations made by executives of Holding Company and Surviving Corporation, including facts contained in written representations made by executives of Holding Company and Surviving Corporation dated as of the date of this opinion. The transactions to be effected pursuant to the Plan of Reorganization are hereinafter referred to as the "merger transaction".

     In rendering our opinion, we have assumed: (a) that all parties have the legal right, power, capacity and authority to enter into and to perform all obligations under the Plan of Reorganization; (b) the due and proper execution and delivery of all relevant or necessary instruments and documents; (c) the receipt of all federal and state regulatory approvals necessary to consummate the merger transaction; and (d) the satisfaction or proper waiver of any other conditions under the Plan of Reorganization so that the merger transaction may be consummated. All statements in this letter regarding the federal income tax consequences of this merger transaction are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated by the United States Department of Treasury (the "Regulations"), current positions of the Internal Revenue Service (the "IRS") as contained in published Revenue Rulings and Procedures, current published administrative positions of the IRS, and existing court decisions, all as in effect as of this date and each of which is subject to change at any time.

     Our opinion is based upon and assumes the following Factual Background and Assumptions relating to the merger transaction:

I.       Factual Background

          A. Surviving Corporation is a business corporation organized, under the laws of the Commonwealth of Pennsylvania, to engage in the business and activities associated with bank holding companies. Surviving Corporation currently owns stock in one operating subsidiary, Farmers National Bank of Newville, a national banking association (the "Operating Subsidiary"). Operating Subsidiary conducts a general commercial banking business embracing substantially all of the traditional lending and deposit functions of a nationally chartered commercial bank located in Pennsylvania. Surviving Corporation is authorized to issue 1,000,000 shares of common stock, par value Fifty Cents ($.50) per share, of which on December 31, 1997, 248,000 shares were issued and outstanding (the "Surviving Corporation Common Stock"). The Surviving Corporation Common Stock is the only class of security, authorized or outstanding, of Surviving Corporation. Surviving Corporation has approximately _______ shareholders. The Surviving Corporation Common Stock is not publicly traded in any established market and, therefore, no price quotes are readily available. Recent sales of the Surviving Corporation Common Stock have occurred solely between individuals in limited over the counter transactions and in direct, privately negotiated transactions. The most recent sale prior to the public announcement of the merger on July 28, 1998, as to which management of Surviving Corporation is aware of the sales price, occurred on July 27, 1998, at a price of___________ Dollars ($ .00) per share.

          B. Corporation is a business corporation organized under the laws of the Commonwealth of Pennsylvania. Corporation is organized solely to engage in the merger transaction. Corporation is authorized to issue 10,000,000 shares of common stock, par value One Dollar ($1.00) per share (the "Corporation Common Stock"). The Corporation Common Stock is the only class of security, authorized or outstanding, of Corporation.

          C. Holding Company is a business corporation organized, under the laws of the Commonwealth of Pennsylvania, to engage in the business and activities associated with bank holding companies. Holding Company is authorized to issue 20,000,000 shares of common stock, par value Two Dollars and Fifty Cents ($2.50) per share

               (the "Holding Company Common Stock"). The Holding Company Common Stock is the only class of security, authorized or outstanding, of Holding Company. Holding Company will issue 561,968 shares of Holding Company Common Stock to be exchanged for 248,000 shares of Surviving Corporation Common Stock on a 2.266 to 1 basis in connection with the merger transaction pursuant to Section 2.1 of the Plan of Reorganization.

          D. In accordance with the Plan of Reorganization, Corporation will merge with and into Surviving Corporation. Upon the effective date of the merger: (a) the separate corporate existence of Corporation will terminate; (b) Surviving Corporation will change its name to that of Corporation; and (c) Surviving Corporation will continue, through Operating Subsidiary, to carry on the banking business previously carried on by Surviving Corporation. The approval of shareholders owning at least two-thirds of the outstanding stock of Surviving Corporation is required to approve the merger.

          E. Pursuant to Section 2.2 of the Plan of Reorganization, the shareholders of Surviving Corporation will be entitled to receive
               2.266 shares of Holding Company Common Stock in exchange for each share of Surviving Corporation Common Stock held by the shareholder on the effective date of the merger.

          F. Shareholders of Surviving Corporation who dissent to the merger, if any, will receive fair value for their shares of stock in Surviving Corporation, provided they exercise their dissenters' rights as required under the laws of the Commonwealth of Pennsylvania.

          G. After the consummation of the merger transaction, Surviving Corporation and Holding Company will file a consolidated return for federal income tax purposes.


II.      Assumptions

          A. The merger of Corporation into Surviving Corporation, and the operation of Operating Subsidiary as a second-tier subsidiary of Holding Company, will enable Surviving Corporation to compete in the marketplace more effectively as a part of a larger banking organization with more resources and a wider range of products and services.

          B. The fair market value of Holding Company Common Stock and other consideration received by each shareholder of Surviving Corporation will be approximately equal to the fair market value of Surviving Corporation Common Stock surrendered in the exchange.

          C. There is no plan or intention by the shareholders of Surviving Corporation who own one percent (1%) or more of Surviving Corporation Stock, and to the best of the knowledge of the management of Surviving Corporation, there is no plan or intention of the part of the remaining shareholders of Surviving Corporation to sell, exchange or otherwise dispose of a number of shares of Holding Company Common Stock received in the transaction that would reduce the Surviving Corporation shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the effective date of the merger transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Surviving Corporation Common Stock as of the same date. For purposes of this assumption, shares of Surviving Corporation Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding Surviving Corporation Common Stock on the effective date of the merger transaction. Moreover, shares of Surviving Corporation Common Stock and shares of Holding Company Common Stock held by Surviving Corporation shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          D. Following the merger transaction, Surviving Corporation will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets, and at least ninety percent (90%) of the fair market value of Corporation's net assets and at least seventy percent (70%) of the fair market value of Corporation's gross assets held immediately prior to the merger transaction. For purposes of this assumption, amounts paid by Surviving Corporation or Corporation to dissenters, amounts paid by Surviving Corporation or Corporation to shareholders who receive cash or other property, amounts used by Surviving Corporation or Corporation to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Surviving Corporation will be included as assets of Surviving Corporation or Corporation, respectively, immediately prior to the merger transaction. Surviving Corporation has not redeemed any Surviving Corporation Common Stock, has not made any distribution with respect to any Surviving Corporation Common Stock, and has not disposed of any of its assets in anticipation of or as a part of a plan for the merger transaction.

          E. Prior to the merger transaction, Holding Company will be in control of Corporation within the meaning of Code Section 368(c).

          F. Surviving Corporation has no plan or intention to issue additional shares of its stock that would result in the Holding Company losing control of Surviving Corporation within the meaning of Code Section 368(c).

          G. Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock issued in the merger transaction.

          H. Holding Company has no plan or intention to liquidate Surviving Corporation; to merge Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of
               Surviving Corporation except for transfers of stock to corporations controlled by Holding Company; or to cause Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Corporation in the merger transaction, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Surviving Corporation.

          I.   Corporation  will  have  no  liabilities   assumed  by  Surviving
               Corporation, and will not transfer to Surviving Corporation any assets subject to liabilities, in the merger transaction.

          J. Following the merger transaction, Surviving Corporation will continue its historic business or use a significant portion of its historic business assets in a business.

          K. Holding Company, Corporation, Surviving Corporation, and the shareholders of Surviving Corporation will pay their respective expenses, if any, incurred in connection with the merger transaction.

          L. There is no intercorporate indebtedness existing between Holding Company and Surviving Corporation or between Corporation and Surviving Corporation that was issued or acquired, or will be settled at a discount.

          M. No two parties to the merger transaction are investment companies as defined in Code Section 368(a)(2)(F).

          N. Surviving Corporation is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          O. On the effective date of the merger transaction, the adjusted basis and fair market value of the assets of Surviving
               Corporation will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          P. In the merger transaction, shares of Surviving Corporation representing control of Surviving Corporation , as defined in Code Section 368(c), will be exchanged solely for voting stock of Holding Company. For purposes of this assumption, shares of Surviving Corporation stock exchanged for cash or other property originating with Holding Company will be treated as outstanding Surviving Corporation Common Stock on the date of the transaction.

          Q. At the time of the merger transaction, Surviving Corporation will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Surviving Corporation that, if exercised or converted, would affect Holding Company's acquisition or retention of control of Surviving Corporation, as defined in Code Section 368(c).

          R. Holding Company does not own, nor has it owned during the past five years, either directly or indirectly, any shares of the stock of Surviving Corporation.

          S. There is no larger integrated transaction of which the merger transaction constitutes only one step.

          T. The expenses of the merger transaction and the amount to be paid to dissenters, if any, will not exceed ten percent (10%) of the fair market value of the net assets of Surviving Corporation.

          U. There are no fractional shares of Surviving Corporation Common Stock outstanding and no fractional shares will be issued or redeemed in the merger transaction.

          V. None of the compensation received by any shareholder-employee of Surviving Corporation will be separate consideration for, or allocable to, any of their shares of the Surviving Corporation Common Stock; none of the shares of the Holding Company Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          W. There is no present plan or intention to issue any of the authorized common stock of Holding Company in excess of the amounts described in this letter in the merger transaction.

          X. The payment of cash in lieu of fractional shares of Holding Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Holding Company of issuing fractional shares and does not represent separately bargained-for consideration.

     Based on the foregoing and subject to and specifically relying upon the aforesaid Factual Background and Assumptions and other matters herein referred to, it is our opinion that:

     1. Provided the merger of Corporation with and into Surviving Corporation qualifies as a merger under the applicable federal and state laws, the merger of Corporation into Surviving Corporation and the corresponding receipt of Holding Company Common Stock by former shareholders of Surviving Corporation will qualify as a reorganization within the meaning of Code Section 368(a). The Holding Company, the Surviving Corporation, and the Corporation will each be "a party to a reorganization" within the meaning of Code Section 368(b).

     2. No gain or loss will be recognized to either Holding Company, Surviving Corporation or Corporation as a result of the merger of Corporation into Surviving Corporation and the corresponding receipt of Holding Company Common Stock by former shareholders of Surviving Corporation.

     3. No gain or loss will be recognized to the shareholders of Surviving Corporation upon the exchange of their Surviving Corporation Common Stock solely for the Holding Company Common Stock pursuant to the Plan of Reorganization, except for that gain or loss which is recognized due to the receipt of cash which is received in lieu of the issuance of fractional shares of Holding Company Common Stock.

     4. In the case of cash received by any shareholder of Surviving Corporation in lieu of the issuance of a fractional share of Holding Company Common Stock, gain or loss will be recognized by such shareholder to the extent of the difference between the amount the cash received and the adjusted tax basis of such fractional share interest.

     5. The basis of the shares of Holding Company Common Stock to be received by the shareholders of Surviving Corporation will be the same as the basis of the shares of Surviving Corporation Common Stock exchanged therefor (reduced by any amount allocable to fractional share interests for which cash is received).

     6. The holding period of the shares of the Holding Company Common Stock to be received by the shareholders of Surviving Corporation will include the period during which Surviving Corporation Common Stock, surrendered in exchange therefor, was held by the shareholders of Surviving Corporation, provided the Surviving Corporation Common Stock was held as a capital asset in the hands of the shareholders of the Corporation at the time of the exchange.

     7. Subject to conditions and limitations under Code Sections 381, 382, 383 and 384, Regulations corresponding thereto, and certain Regulations promulgated under Code Section 1502, where applicable, Surviving Corporation, as the acquiring corporation in the merger, will carry-over and take into account all accounting items and tax attributes, if any, of Corporation.

     Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, to any party of the merger transaction. The opinions set forth in this letter are given and based upon the factual background and the existence of the assumed facts as hereinabove set forth, all as of the date of this letter. Should any facts or assumptions be otherwise than as hereinabove set forth or change after the date of this letter, no opinion is made or expressed with respect thereto or as to the legal, tax or other consequences thereof. We make no and disclaim any opinion as to any facts occurring after the date of this letter or as to the legal, tax or other consequences thereof. We assume no obligation to investigate, research or determine any facts or laws, rules or regulations occurring, existing or in effect after the date hereof, or to update or supplement any of the opinions herein expressed to reflect any facts or circumstances or changes in law that hereafter may occur or come to our attention.

     Holding Company, Corporation and Surviving Corporation may rely upon this opinion letter. No other person, whether natural or otherwise, may rely upon this opinion letter, and it may not be disclosed to any other persons without our prior written consent.

                                                Sincerely,

                                                SHUMAKER WILLIAMS, P.C.